Exhibit 99.1

LYNCH INTERACTIVE CORPORATION


                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                    REPORTS SECOND QUARTER OPERATING RESULTS

RYE, New York, August 15, 2003 - Lynch Interactive Corporation (AMEX:LIC) reported second quarter revenues of $21.3 million, 1.2% higher than the $21.1 million of revenues for the second quarter of 2002. Revenues increased as a result of higher inter-state access revenues offset by lower intra-state access revenues.

Operating profit for the second quarter of 2003 was $4.7 million compared to $4.5 million for the second quarter of 2002. The second quarter of 2002 included a $0.7 million allowance for doubtful accounts as a result of the bankruptcies of MCI/WorldCom and Global Crossings. In addition, the second quarter of 2003 included a $0.3 million bonus accrual under the Company's shareholder approved Principal Executive Compensation Program.

Second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $9.6 million, up from $9.2 million in the second quarter of 2002 reflecting the higher inter-state revenues.

Under the requirements of the Sarbanes-Oxley Act of 2002, when a non-GAAP measure is used an explanation on reconciliation is required. Accordingly, see attachment A for an explanation of why EBITDA has provided useful information to our investors and see attachment B for a reconciliation of EBITDA to operating profit.

Telephone Operations

Interactive's multimedia operations consist of 52,547 access lines, 2,800 cable subscribers, 21,000 Internet subscribers, 5,400 CLEC customers, 6,700 alarm customers, 700 paging customers, 15,000 long distance resale customers, 1,700 DSL customers and PCS licenses covering areas with an aggregate population of approximately 380,900. Both the access lines and Internet subscribers dropped by 1,700 and 400 respectively due to summer break at the State University of New York at Fredonia. Adjusting for this seasonal variance, access lines were unchanged over the last year but most of the Company's other operations displayed solid growth. Interactive's alarm customers grew by 2.6%, CLEC customers were up by 8.7%, long distance resale customers grew by 3.9% and DSL customers were up by 28.4%. Dial-up Internet subscribers are down by 5% from the previous year, June 30, 2002, due to growth in DSL, some of which is provided by us if the customers are in our serving territory, and other higher speed access lines.

In addition, Interactive owns approximately 4.3% of Hector Communications, Inc. (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service, primarily in Minnesota.

Wireless Operations

The Company has recently announced the acquisition of four licenses in the Lower 700 MHz Auction which ended on June 13, 2003, which cover a total population of
1.1 million. The licenses were Dubuque, IA, Gogebic, MI, San Juan, NM and Chautauqua, NY. In addition from an auction that was held in 2002, Interactive also owns eight 700 MHz licenses in Reno, NV; Santa Barbara, CA; Des Moines, IA; Quad Cities areas of Davenport and Bettendorf, IA and Rock Island and Moline, IL; Las Cruces, NM; and Elmira, NY. Total population covered by these licenses is approximately 1.7 million and each license represents 12 MHz of spectrum.
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Interactive  owns three  classes of preferred  stock,  with a total  liquidation preference of $26.2 million,  in Sunshine PCS Corporation  (BB:SUNPA) as well as
4.3 million warrants to acquire shares of Sunshine's Class A Common Stock, at $0.75 per share, and 284,000 shares of Sunshine Class A Common Stock. The total book value of these investments on Interactive's books is $3.6 million. Sunshine continues to search for a viable long-term strategy. Interactive believes that it will recover more than its current book value from its investment in Sunshine but ultimately does not believe it will receive full liquidation preference on the preferred.

Interactive has two minority-owned investments in cellular operations in New Mexico covering a net population of 35,000. On a combined basis, cellular subscribers grew by 17.8% from the end of March 2002.

Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (70th largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (88th largest in the U.S.).

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the three months ended June 30, 2003, Interactive bought back 7,900 shares at an average cost of $21.65 and since the inception of the program has acquired 42,200 shares at a total cost of $1,418,000.

Capital Expenditures

Interactive invested $5.7 million in capital expenditures during the second quarter of 2003. Current plans contemplate about $22 million in capital expenditures in 2003, of which approximately one third is for growth initiatives, which will be financed from external sources, and the remainder for maintaining our state-of-the-art network.

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2002. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                  * * * * * * *

Contact: Robert E. Dolan
         Chief Financial Officer
         914/921-8821


Release: 03-09

                                                                    Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and ability to incur and service debt. The Company utilizes EBITDA as one of its metric for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($4.7 million and $4.5 million for the three months ended June 30, 2003 and 2002, respectively).

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Lynch Interactive Corporation                                       Attachment B
Statements of Operations  and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS

                                                    Three Months Ended   Percent        Six Months Ended    Percent
                                                        June 30,        Increase            June 30,       Increase
                                                     2003       2002    (Decrease)      2003       2002    (Decrease)
                                                     ----       ----    ---------       ----       ----    ----------
Revenues ..................................     $   21,343    $ 21,098        1.2%   $  42,646  $  42,072      1.4%
Cost and Expenses:
Operations, exclusive of depreciation an
amortization................................       (10,637)    (11,104)                (21,483)   (21,335)
Depreciation and amortization ..............        (4,913)     (4,780)                 (9,828)    (9,591)
Selling and administration .................        (1,100)       (757)                 (1,868)    (1,445)
                                                    -------       -----                 -------    -------
Operating profit, in accordance with generally
accepted accounting principles..............         4,693       4,457        5.3%       9,467      9,701     -2.4%

Other Income(Expense)
Investment income ..........................            98         235                     656      1,232
Gain on sale of minority interest in
 cellular RSA ..............................                                                        4,965
Interest expense ...........................        (2,999)     (3,298)                 (6,025)    (6,671)
Equity in earnings of affliated companies ..           425         224                     685        428
                                                   --------   --------                  ------     -------
                                                    (2,476)     (2,839)                 (4,684)       (46)
                                                   --------   --------                  ------     -------
Income Before Income Taxes Minority
Interests and Other Items ..................         2,217       1,618                   4,783       9,655
Provision For Income Taxes .................          (875)       (651)                 (1,951)     (3,783)
Minority Interests .........................          (186)        (62)                   (263)       (694)
  Income Before Discontinued Operations ....         1,156         905                   2,569       5,178
Operating Results of the Morgan Group Inc. .                                                        (1,888)
                                                   -------     -------                ---------   --------
Net Income .................................    $    1,156     $   905                $  2,569    $  3,290
                                                   =======     =======                ========    ========

Weighted Average Shares (000'S) Used
 In Earnings
Per Share Computations .....................         2,787       2,809                   2,789       2,813
Basic Earnings Per Share
Income Before Discontinued Operations ......     $    0.41     $  0.32                $   0.92    $   1.84
Net Income .................................     $    0.41     $  0.32                $   0.92    $   1.17

Earnings Before Interest,Taxes, Depreciation,
 and Amortization - see Attachment A
Operating Subsidiaries ......................       10,706       9,994        7.1%    $ 21,163    $  20,737     2.1%
                                                 ---------     -------                --------    ---------
Corporate Office Expense ....................       (1,100)       (757)                 (1,868)      (1,445)
                                                 ---------     -------                --------    ---------
  Total EBITDA ..............................        9,606       9,237                  19,295       19,292
Depreciation and amortization ...............       (4,913)     (4,780)                 (9,828)      (9,591)
                                                 ---------     -------                --------    ---------
Operating profit, in accordance with
 generally accepted accounting priciples.....    $   4,693     $ 4,457                $  9,467    $   9,701
                                                 =========     =======                ========    =========
Capital Expenditures ........................    $   5,698     $ 4,423                $  9,927    $   7,794
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SELECTED BALANCE SHEET DATA
                                                                                June 30,     Dec. 31,    June 30,
                                                                                 2003          2002        2002
                                                                                -------     --------    --------
Cash and Cash Equivalents ...................                                  $  25,526    $ 23,356    $ 34,843
Convertible Note ............................                                                             10,000
Other Long-Term Debt ........................                                    179,339     176,621     177,584
Minority Interests ..........................                                      7,414       7,151       6,814
Shareholders' Equity ........................                                     25,044      22,632      22,576

Shares Outstanding at Date ..................                                  2,782,751   2,792,651   2,802,551

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